UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

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| |   Soliciting Material Pursuant to ss.240.14a-12

                           KOREA EQUITY FUND, INC.
              ---------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             ----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                             Korea Equity Fund, Inc.

                                                                August 2, 2005

Dear Shareholder:

      We, the Independent Directors of Korea Equity Fund, Inc., your Fund, ask for just a moment of your time to protect your investment in the Fund. As you know by now, there is a battle underway for the survival of the Fund.

      A dissident shareholder, Harvard, is advocating the liquidation of the Fund. We have carefully considered this request and other options for Harvard. We respect the rights of all of our shareholders to make their views known. We listen to them seriously. But we unanimously believe that liquidation is not in the best interests of all shareholders or of the Fund.

      PROTECT YOUR INVESTMENT. PLEASE VOTE AGAINST HARVARD. YOU SIMPLY NEED TO SIGN AND RETURN THE ENCLOSED GREEN PROXY CARD. EVEN IF YOU HAVE VOTED BEFORE, ONLY YOUR LAST PROXY CARD COUNTS. VOTE AGAINST PROPOSALS 2 AND 3 ON THE GREEN PROXY CARD.

      We are concerned that the recent blizzard of communications you have received about the Fund have caused confusion and clouded the main issues. Here they are.

o     The Fund has performed well.

            o Over the last year alone, the Fund's stock price and net asset value increased 76.7% and 60.3%, respectively.

            o The market price for your Fund, under the management of NAM, has increased by 95.6% for the period December 31, 2002 through June 30, 2005, outperforming by 18.9% the iShares MSCI South Korea Index Fund for the same period.

            o The discount at which the Fund trades to its net asset value has declined very significantly over the past five years and is now just 4.1%.

o Harvard is seeking to liquidate your Fund for its own purposes. If Harvard achieves its goal, all shareholders will be liquidated. You will also lose a substantial tax benefit, which Harvard cannot take advantage of anyway.

o Harvard's overall investment objective is NOT to remain in closed-end funds like yours. Apparently, the only idea it has is to exit your Fund through liquidating it.
      -------------------------------------------------------------------------
      WE BELIEVE THAT HARVARD'S INTERESTS ARE HEAVILY CONFLICTED WITH THOSE OF OTHER SHAREHOLDERS AND WE URGE YOU TO DISCARD ANY WHITE PROXY CARD YOU RECEIVE. PLEASE VOTE ONLY THE ENCLOSED GREEN PROXY CARD.
      -------------------------------------------------------------------------

o Harvard tells you that you can more effectively invest in Korea by buying the iShares MSCI South Korea Index Fund or purchasing ADRs (American Depository Receipts) in Korean companies. But Harvard fails to mention some interesting points.

            o Your Fund's shares, as shown above, have significantly outperformed the iShares over the last two and 1/2 years in terms of market value.

            o There are only a limited number of Korean ADRs available. Creating a portfolio of Korean ADRs would be expensive and fail to provide investors with broad exposure to the Korean market.

o The expenses borne by the Fund appear high. The Independent Directors are concerned about this. Here are actions we have taken. While we believe that the Fund's expenses and the fees paid to its investment adviser are in line with those for similar managed closed-end funds, at our request, Nomura Asset Management USA Inc. ("NAM"), your Fund's adviser, voluntarily waived .15% of its fee beginning in 2001. At the Fund's current size, this reduction saves the Fund over $100,000 each year. We have just requested that NAM, and NAM has agreed, to waive an additional .10% of its fee - for a total voluntary fee waiver of .25%. At this rate and the Fund's present size, annual savings to the shareholders from these two reductions will exceed $162,500. These fee reductions, coupled with our commitment to growing the Fund, should result in a lower overall expense ratio for shareholders.

      The annual meeting is on August 10 - only days away. You can still protect the Fund and your investment in it if you act today by sending back a GREEN PROXY CARD voting against Harvard's proposals. EVEN IF YOU HAVE ALREADY VOTED, ONLY YOUR LAST PROXY COUNTS.

Thank you,

The Independent Directors of
Korea Equity Fund, Inc.

William G. Barker, Jr.          Arthur R. Taylor
William K. Grollman             John F. Wallace
Chor Weng Tan


================================================================================
                         Internet and Telephone Voting
================================================================================

      Because of the short time until the meeting, we encourage voting by Internet or by toll-free telephone. See the enclosed instructions for Internet and telephone voting. If you need any assistance in proxy voting, please call 1-800-317-8025 to speak to one of the Fund's proxy specialists at the Altman Group.


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